EXHIBIT 99.2

November 10, 2015

The Board of Directors

The Higashi-Nippon Bank, Limited

11-2, Nihonbashi 3-Chome Chuo-ku,

Tokyo 103-8238, Japan

Dear Members of the Board:

We hereby consent to (i) the use of our opinion letter dated September 8, 2015 to the Board of Directors of The Higashi-Nippon Bank, Limited (“Higashi-Nippon Bank”), included as Appendix C to the Prospectus which forms a part of the Registration Statement on Form F-4 relating to the proposed joint share transfer involving Higashi-Nippon Bank and The Bank of Yokohama, Ltd. and (ii) references to such opinion in such Prospectus under the captions “The Joint Share Transfer — Background of the Joint Share Transfer”, “The Joint Share Transfer — Determination of the Higashi-Nippon Bank Board of Directors” and “The Joint Share Transfer — Opinion of Higashi-Nippon Bank’s Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

SMBC Nikko Securities Inc.
5-1, Marunouchi 1-chome
Chiyoda-ku, Tokyo 100-6518
Japan

/s/ Yukoh Araya
Yukoh Araya
Executive Officer
Mergers & Acquisitions